EXHIBIT 99.3
Quantitative and Qualitative Disclosures About Market Risk
Market Risk Factors
We, primarily through Spectrum Brands, have market risk exposure from changes in interest rates, foreign currency exchange rates and commodity prices. Spectrum Brands uses derivative financial instruments for purposes other than trading to mitigate the risk from such exposures. A more detailed discussion of our derivative financial instruments is included in Note 5 to our Consolidated Financial Statements.
Interest Rate Risk
Spectrum Brands has bank lines of credit at variable interest rates. The general level of U.S. interest rates, LIBOR and EURIBOR affect interest expense. Spectrum Brands uses interest rate swaps to manage such risk. The net amounts to be paid or received under interest rate swap agreements are accrued as interest rates change, and are recognized over the life of the swap agreements as an adjustment to interest expense from the underlying debt to which the swap is designated. The related amounts payable to, or receivable from, the contract counter-parties are included in accrued liabilities or accounts receivable.
Foreign Exchange Risk
Spectrum Brands is subject to risk from sales and loans to and from its subsidiaries as well as sales to, purchases from and bank lines of credit with, third-party customers, suppliers and creditors, respectively, denominated in foreign currencies. Foreign currency sales and purchases are made primarily in Euro, Pounds Sterling, Canadian Dollars, Australian Dollars and Brazilian Reals. Spectrum Brands manages its foreign exchange exposure from anticipated sales, accounts receivable, intercompany loans, firm purchase commitments, accounts payable and credit obligations through the use of naturally occurring offsetting positions (borrowing in local currency), forward foreign exchange contracts, foreign exchange rate swaps and foreign exchange options. The related amounts payable to, or receivable from, the contract counter-parties are included in accounts payable or accounts receivable.
Commodity Price Risk
Spectrum Brands is exposed to fluctuations in market prices for purchases of raw materials used in the manufacturing process, particularly zinc. Spectrum Brands uses commodity swaps and calls to manage such risk. The maturity of, and the quantities covered by, the contracts are closely correlated to our anticipated purchases of the commodities. The cost of calls are amortized over the life of the contracts and are recorded in cost of goods sold, along with the effects of the swap and call contracts. The related amounts payable to, or receivable from, the counter-parties are included in accounts payable or accounts receivable.
Sensitivity Analysis
The analysis below is hypothetical and should not be considered a projection of future risks. Earnings projections are before tax.
As of September 30, 2010, the potential change in fair value of outstanding interest rate derivative instruments, assuming a 1 percentage point unfavorable shift in the underlying interest rates would result in a loss of $0.3 million. The net impact on reported earnings, after also including the reduction in one year’s interest expense on the related debt due to the same shift in interest rates, would be a net loss of $0.3 million. As of September 30, 2009, there were no interest rate derivative instruments outstanding.
As of September 30, 2010, the potential change in fair value of outstanding foreign exchange derivative instruments, assuming a 10% unfavorable change in the underlying exchange rates would be a loss of $63.4 million. The net impact on reported earnings, after also including the effect of the change in the underlying foreign currency-denominated exposures, would be a net gain of $8.9 million. The same hypothetical shift in exchange rates as of September 30, 2009, would have resulted in a loss of $10.8 million. The net impact on reported earnings, after also including the effect of the change in the underlying foreign currency-denominated exposures, would be a net gain of $10.8 million.

As of September 30, 2010, the potential change in fair value of outstanding commodity price derivative instruments, assuming a 10% unfavorable change in the underlying commodity prices would be a loss of $3.3 million. The net impact on reported earnings, after also including the reduction in cost of one year’s purchases of the related commodities due to the same change in commodity prices, would be a net loss of $0.3 million. The same hypothetical shift in commodity prices as of September 30, 2009 would have resulted in a loss of $1.5 million. The net impact on reported earnings, after also including the reduction in cost of one year’s purchases of the related commodities due to the same change in commodity prices, would be a net gain of $0.8 million.